SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.c. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 5)(1)



                           HIGH COUNTRY BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42965Q 10 7
                                 --------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [x]  Rule 13d-1(b)

     [x]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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CUSIP NO. 42965Q 10 7                13G                      PAGE 2 OF 10 PAGES
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1          NAMES OF REPORTING PERSONS:
           HIGH COUNTRY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           84-1450830
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF COLORADO

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                     0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             101,530
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        101,530
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             101,530
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            11.30%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 42965Q 10 7                 13G                     PAGE 3 OF 10 PAGES
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--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           HIGH COUNTRY BANK 401(k) PROFIT SHARING PLAN & TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           84-0982365
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF COLORADO

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                 4,720
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER              47,079
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER         51,799
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             51,799
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.77%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 774549 10 9                   13G                   PAGE 4 OF 10 PAGES
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--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           TIMOTHY R. GLENN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER            9,953 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        168,783 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER       9,953 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   215,862 (3)
          WITH

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             225,815
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            24.93% (4)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------


* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 7,273 shares that may be acquired upon the exercise of the options within 60 days.
(2) Including 101,530 shares owned by the High Country Bancorp, Inc. ESOP Trust, 33,707 shares owned by the High Country Bank Long-Term Incentive Plan Grantor Trust (the "Grantor Trust") and 4,720 shares owned by the High Country Bank 401(k) Profit Sharing Plan & Trust and voted by the trustees, of which plans Mr. Glenn serves as a trustee.
(3) Includes 101,530 shares owned by the ESOP trust, 33,707 shares held by the Grantor Trust and 51,799 shares held by the 401(k) Plan Trust.
(4)  Assumes that options for 7,273 shares have been exercised.

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CUSIP NO. 42965Q 10 7                 13G                     PAGE 5 OF 10 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           PHILIP W. HARSH

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER              28,007 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           154,832 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         28,007 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      201,911 (3)
          WITH

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             229,918
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            25.39% (4)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

     *   SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 7,273 shares that may be acquired upon the exercise of the options within 60 days.
(2) Including 101,530 shares owned by the High Country Bancorp, Inc. ESOP Trust, 33,707 shares owned by the High Country Bank Long-Term Incentive Plan Grantor Trust (the "Grantor Trust") and 4,720 shares owned by the High Country Bank 401(k) Profit Sharing Plan & Trust and voted by the trustees, of which plans Mr. Glenn serves as a trustee.
(3) Includes 101,530 shares owned by the ESOP trust, 33,707 shares held by the Grantor Trust and 51,799 shares held by the 401(k) Plan Trust.
(4)  Assumes that options for 7,273 shares have been exercised.

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CUSIP NO. 42965Q 10 7                  13G                    PAGE 6 OF 10 PAGES
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           RICHARD A. YOUNG

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER              7,427 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          160,867 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         7,427 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     207,946 (3)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             215,373
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            23.78% (4)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 7,273 shares that may be acquired upon the exercise of the options within 60 days.
(2) Including 101,530 shares owned by the High Country Bancorp, Inc. ESOP Trust, 33,707 shares owned by the High Country Bank Long-Term Incentive Plan Grantor Trust (the "Grantor Trust") and 4,720 shares owned by the High Country Bank 401(k) Profit Sharing Plan & Trust and voted by the trustees, of which plans Mr. Glenn serves as a trustee.
(3) Includes 101,530 shares owned by the ESOP trust, 33,707 shares held by the Grantor Trust and 51,799 shares held by the 401(k) Plan Trust.
(4)  Assumes that options for 7,273 shares have been exercised.

                                                  ------------------------------
                                                        Page 7 of 10 Pages
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


ITEM 1(a)    NAME OF ISSUER.
     High Country Bancorp, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     7360 West U.S. Highway 50
     Salida, Colorado 81201

ITEM 2(a)    NAME OF PERSON(S) FILING.
     High Country Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), High Country Bank 401(k) Profit Sharing Plan & Trust (the "401(k) Plan Trust"), and the following individuals who serve as its trustees: Timothy R. Glenn, Philip W. Harsh and Richard A. Young.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE.
     Same as Item 1(b).

ITEM 2(c)    CITIZENSHIP.
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.
     Common Stock, par value $.01 per share.

ITEM 2(e)    CUSIP NUMBER.

     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP and the 401(k) Plan Trust identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                  ------------------------------
                                                        PAGE 8 OF 10 PAGES
                                                  ------------------------------

ITEM 4.      OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
     Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.    CERTIFICATIONS.
     By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                        PAGE 9 OF 10 PAGES
                                                  ------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HIGH COUNTRY BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Timothy R. Glenn                                        February 6, 2003
---------------------------------------------               -----------------
Timothy R. Glenn, as Trustee                                Date


/s/ Philip W. Harsh                                         February 6, 2003
---------------------------------------------               -----------------
Philip W. Harsh, as Trustee                                 Date


/s/ Richard A. Young                                        February 6, 2003
---------------------------------------------               -----------------
Richard A. Young, as Trustee                                Date


HIGH COUNTRY BANCORP, INC.
401(k) PROFIT SHARING PLAN & TRUST


/s/ Timothy R. Glenn                                        February 6, 2003
---------------------------------------------               -----------------
Timothy R. Glenn, as Trustee                                Date


/s/ Philip W. Harsh                                         February 6, 2003
---------------------------------------------               -----------------
Philip W. Harsh, as Trustee                                 Date


/s/ Richard A. Young                                        February 6, 2003
---------------------------------------------               -----------------
Richard A. Young, as Trustee                                Date


/s/ Larry D. Smith                                          February 6, 2003
---------------------------------------------               -----------------
Larry D. Smith, as Trustee                                  Date

                                                  ------------------------------
                                                       PAGE 10 OF 10 PAGES
                                                  ------------------------------



/s/ Timothy R. Glenn                                        February 6, 2003
---------------------------------------------               -----------------
Timothy R. Glenn, as an Individual Stockholder              Date


/s/ Philip W. Harsh                                         February 6, 2003
---------------------------------------------               -----------------
Philip W. Harsh, as an Individual Stockholder               Date

/s/ Richard A. Young                                        February 6, 2003
---------------------------------------------               -----------------
Richard A. Young, as an Individual Stockholder               Date